DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Correction

(PURSUANT TO NRS 78,78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

Filed in the Office of	Business Number C14366-1995
Dean Heller	Filing Number 20060017648-14
Secretary of State	Filed On 01/12/2006
State Of Nevada	Number of Pages 1

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

EVADER, CORP.

2. Description of the original document for which correction is being made:

Certificate of Amendment of Articles of Incorporation

3. Filing date of the original document for which correction is being made: August 13, 2003

4. Description of the inaccuracy or defect.

Article I of the Articles of Incorporation was incorrectly amended to read :

"I. The name of the Corporation is Evader, Corp."

5. Correction of the inaccuracy or defect.

1. Article I of the Corporations Articles of Incorporation is hereby amended to read as follows:

"I. The name of the Corporation is Evader, Inc."

6. Signature:

Authorized Signature	Title *	Date
[signature]	President	12/28/05

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.